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                                                                     EXHIBIT 8.0

                  [Letterhead of Muldoon Murphy & Faucette LLP]



                                February 5, 2001


Board of Directors
BostonFed Bancorp, Inc.
17 New England Executive Park
Burlington, Massachusetts  01803

Ladies and Gentlemen:

     As special federal tax counsel to BFD Preferred Capital Trust II (the "Issuer") and BostonFed Bancorp, Inc. in connection with the exchange offer by the Issuer of $22,000,000 of its 10.875% Capital Securities, Series B ("Exchange Capital Securities") pursuant to the prospectus (the "Prospectus") contained in the Registration Statement for the Exchange Offer, and assuming the transactions described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you that, although the discussion set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Exchange Capital Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary, in general terms, of the United States federal income tax consequences of the purchase, ownership and disposition of the Exchange Capital Securities, based upon laws as of the date hereof as they relate to holders described therein. It is possible that contrary positions with regard to the purchase, ownership and disposition of the Exchange Capital Securities may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Material Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,


                                      MULDOON MURPHY & FAUCETTE LLP


                                      By: /s/ MULDOON MURPHY & FAUCETTE LLP